PRESS RELEASE
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Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI)

HOLDS 2013 ANNUAL MEETING OF SHAREHOLDERS

NEW YORK, May 8, 2013 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) held its 2013 Annual Meeting of Shareholders today. Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, addressed shareholders and answered questions. André Calantzopoulos, Chief Operating Officer, gave the business presentation, focusing on PMI’s performance since its spin-off in March 2008, which has seen total shareholder return reach 135% through April 30, 2013.

“I firmly believe that we still have great opportunities to continue to grow our existing tobacco business through the further expansion of our terrific brand portfolio, additional investments in consumer-relevant innovation and communication, the continued roll-out of our commercial approach, judicious pricing, and a continued focus on efficiency and productivity savings,” noted Mr. Calantzopoulos, who went on to describe the company’s mid to longer-term additional growth opportunities of further geographic expansion, reducing the prevalence of illicit trade and the commercialization of Next Generation Products.

Mr. Calantzopoulos also paid tribute to Louis Camilleri, whom, as previously announced on March 13, 2013, he succeeded as Chief Executive Officer effective immediately following the Meeting. He cited Mr. Camilleri's“ passion for the company, his vision and critical and insightful analysis, his regard for the well-being and development of our employees, and his devotion to the integrity and transparency of communications to investors and to enhancing shareholder value.” Mr. Camilleri will continue to serve as Chairman of the Board.

Stating that “the bulk of our EPS growth this year is expected to occur in the latter part of the year, and we anticipate a particularly strong fourth quarter,” Mr. Calantzopoulos reaffirmed the company’s 2013 full-year reported diluted earnings per share forecast to be in a range of $5.55 to $5.65, versus $5.17 in 2012, as previously announced on April 18, 2013. Excluding an unfavorable currency impact, at then prevailing exchange rates, of approximately $0.19 for the full-year 2013, reported diluted earnings per share are projected to increase by approximately 10-12% versus adjusted diluted earnings per share of $5.22 in 2012, calculated as reported diluted EPS of $5.17, plus a $0.02 per share charge related to discrete tax items and a $0.03 per share charge related to asset impairment and exit costs.

This forecast excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, changes in currency exchange rates and any unusual events. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Matters put before the Meeting were: the nomination for election of thirteen nominees for director named in the Company’s Proxy Statement; the ratification of the selection of PricewaterhouseCoopers SA as independent auditors; and, the approval on an advisory basis of the compensation of named executive officers as disclosed in the Company’s Proxy Statement. Final voting results will be included in a Form 8-K that will be filed with the SEC.

An archived copy of the audio webcast of PMI’s Annual Meeting of Shareholders will be available until 5:00 p.m. ET on Thursday, June 6, 2013 at www.pmi.com/webcasts.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of reducing or preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2013. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

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Philip Morris International Inc.
Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in more than 180 markets. In 2012, the company held an estimated 16.3% share of the total international cigarette market outside of the U.S., or 28.8% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.